UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  July 8, 2006

CASCADE NATURAL GAS CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Washington
(State or Other Jurisdiction of Incorporation)

1-7196	91-0599090
(Commission File Number)	(IRS Employer Identification No.)

222 Fairview Avenue North, Seattle, Washington	98109
(Address of Principal Executive Offices)	(Zip Code)

(206) 624-3900
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒             Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.         Entry into a Material Definitive Agreement

On July 8, 2006, Cascade Natural Gas Corporation, a Washington corporation (“Cascade”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with MDU Resources Group, Inc., a Delaware corporation (“MDU”), and Firemoon Acquisition, Inc., a Washington corporation and wholly-owned subsidiary of MDU (“Merger Sub”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will be will be merged with and into Cascade, with Cascade continuing as the surviving corporation as subsidiary of MDU (the “Merger”).

Pursuant to the terms of the Merger Agreement, each share of Cascade common stock will be converted into the right to receive $26.50 in cash, without interest, and each outstanding stock option, whether or not vested, will convert into the right to receive the excess, if any, of the $26.50 per share merger consideration over the per share exercise price of the option, less any tax withholding.

In addition, Cascade has agreed, among other things and subject to certain exceptions as described in the Merger Agreement, (i) to conduct its business in the ordinary course consistent with past practice during the interim period between the execution of the Merger Agreement and consummation of the Merger, (ii) not to engage in certain transactions and activities during such period, (iii) to cause a shareholder meeting to be held to consider approval of the Merger and the other transactions contemplated by the Merger Agreement, (iv) subject to the exercise of fiduciary duties by the board of directors, for Cascade’s board of directors to recommend that the shareholders adopt the Merger Agreement and thereby approve the Merger, and (v) subject to the exercise of fiduciary duties by the board of directors, not to solicit proposals relating to, or engage in other activities concerning, alternative business combination transactions.

Pursuant to the terms of the Merger Agreement, Cascade and MDU each have certain termination rights. Upon termination of the Merger Agreement under specified circumstances, Cascade may be required to pay MDU a termination fee of $9 million.

Consummation of the Merger is subject to a number of conditions, including approval by Cascade’s shareholders, approval of relevant state public utilities commissions, including the Washington Utilities and Transportation Commission and the Oregon Public Utility Commission, and the applicable Hart-Scott-Rodino Antitrust Improvements Act waiting period. Cascade intends to consummate the Merger promptly following receipt of shareholder and regulatory approval.

Cautionary Statements

The foregoing description of the Merger Agreement and the Merger does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Exhibit 2.1 hereto, and is incorporated herein by reference.

The Merger Agreement has been attached as an exhibit hereto to provide investors with information regarding its terms. Except for its status as a contractual document that establishes and governs the legal relations among the parties thereto with respect to the transactions described above, the Merger Agreement is not intended to be a source of factual, business or operational information about the parties.

The Merger Agreement contains representations and warranties made by the parties to each other regarding certain matters. The statements embodied in the representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the Merger Agreement. Please note that certain representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality different from those generally applicable to shareholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts.

Additional Information

Cascade plans to file a proxy statement and other documents with the Securities and Exchange Commission in connection with the Merger. CASCADE’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. A definitive proxy statement will be sent to Cascade’s shareholders seeking their approval of the transaction. Investors may obtain free copies of these documents (when they are available) and other documents filed with the Securities and Exchange Commission at the SEC’s web site at http://www.sec.gov or by directing a request to:  Secretary, Cascade Natural Gas Corporation, 222 Fairview Avenue North, Seattle, Washington, 98109.

Cascade and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Cascade’s shareholders with respect to the Merger. Information about Cascade’s executive officers and directors set forth in the proxy statement for the Cascade 2006 Annual Meeting of Shareholders, which was filed with the SEC on January 9, 2006. Additional information regarding the interests of such potential participants will be included in the proxy statement when it becomes available.

Item 8.01.         Other Events

Cascade and MDU issued a joint press release announcing the execution of the Merger Agreement on July 9, 2006. The full text of the press release, a copy of which is attached hereto as Exhibit 99.1, is incorporated herein by reference.

Item 9.01.         Financial Statements and Exhibits.

(d)                          Exhibits

2.1                         Agreement and Plan of Merger by and among MDU Resources Group, Inc., Firemoon Acquisition, Inc. and Cascade Natural Gas Corporation dated as of July 8, 2006. (1)

99.1.                Press Release issued on July 9, 2006.

(1)             Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Cascade hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CASCADE NATURAL GAS CORPORATION

Date: July 10, 2006	By:	/s/ David W. Stevens
David W. Stevens
President and Chief Executive Officer